Exhibit 3.1.2

ARTICLE 10

EVIDENCE OF OWNERSHIP

10.1 Certificates For Membership. The Capital Units of the Company may be represented by certificates, or may be uncertificated shares that are evidenced by a book entry system maintained by the registrar of the Capital Units, or a combination of both.  To the extent the Capital Units are represented by certificates, such certificates shall be in such form as shall be determined by the Board of Managers and shall be signed by the President or the Vice President and by the Secretary or assistant Secretary. All certificates for Membership shall be consecutively numbered or otherwise identified. The name and address of the person to whom the certificate has been issued shall be entered on the Capital Units transfer books of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificates shall be issued until the former certificate shall have been surrendered or canceled.

10.2 Transfer of Capital Units. Transfer of Capital Units of the Company shall be made pursuant to this Operating Agreement only on the transfer books of the Company by the holder of record thereof or by the holder’s legal representative, who shall furnish proper evidence of authority to transfer, or by the Member’s attorney thereunto authorized by the power of attorney duly executed and filed with the Secretary of the Company, and on surrender for cancellation of the certificate, if any. The Person in whose name the Capital Units stands on the books of the Company shall be deemed by the Company to be the owner thereof for all purposes.

10.3 Loss or Destruction of Certificates. In case of loss or destruction of any certificate, another certificate may be issued in its place upon proof of such loss or destruction, and upon giving a satisfactory bond of indemnity to the Company and to the transfer agent and registrar, if any, of such certificate, in such sum as the Board of Managers may provide.

10.4 Certificate Regulations. The Board of Managers shall have the power and authority to make such further rules and regulations not inconsistent with the statutes of the State of Kansas as they may deem expedient concerning the issue, transfer, conversion and registration of certificates of the Company, including the appointment or designation of one or more transfer agents and one or more registrars. The Company may act as its own transfer agent and registrar.

10.5 Transfer of Membership. Membership shall not be transferred except with the approval and consent of the Board of Managers and in accordance with the Capital Units Transfer System.

10.6 Legends. The Board of Mangers may provide for the placement of legends on Capital Unit certificates to indicate restrictions on transfer, or other restrictions or obligations contained herein.